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                                                                    EXHIBIT 4.10

               THQ INC. AMENDED AND RESTATED NONEXECUTIVE EMPLOYEE
                                STOCK OPTION PLAN

              FORM OF NONEXECUTIVE EMPLOYEE STOCK OPTION AGREEMENT

               THQ Inc., a Delaware corporation (the "Company"), hereby grants to ___________________________ (the "Optionee") as of * (the "Option Date"),
pursuant to the provisions of the THQ Inc. Amended and Restated Nonexecutive Employee Stock Option Plan (the "Plan"), a nonqualified option to purchase from the Company (the "Option") * shares of its Common Stock, $.01 par value ("Stock"), at the price of * (the "Exercise Price") per share upon and subject to the terms and conditions set forth below. Capitalized terms not defined herein shall have the meanings specified in the Plan.

(* As set forth in the Notice of Grant of Stock Options attached to this Nonexecutive Employee Stock Option Agreement as Exhibit A ("your Notice").)

1. Option Subject to Acceptance of Agreement. The Option shall not be exercisable unless and until the Optionee shall accept this Agreement by executing it in the space provided below and returning such original execution copy to the Company.

2.      Time and Manner of Exercise of Option.

        A. Maximum Term of Option. In no event may the Option be exercised, in whole or in part, later than 5 years after the Option Date (the "Expiration Date").

        B.      Exercise of Option.

                1. Subject to the limitations set forth below, the Option shall be exercisable by the Optionee at the times and in the amounts set forth in your Notice.

                2. If the Optionee's employment terminates for any reason other than Cause, Disability or death, the Option may thereafter be exercised, only to the extent it is exercisable at the time of such termination, by the Optionee until and including the earlier to occur of (i) the date which is 90 days after the effective date of the Optionee's termination of employment and (ii) the Expiration Date.

                3. If the Optionee's employment with the Company terminates by reason of Disability or death, the Option may thereafter be exercised, only to the extent it is exercisable at the time of such termination, by the Optionee or the Optionee's Legal Representative (as defined in Section 4.2(c) below) until and including the earlier to occur of (i) the date which is one year after the effective date of the Optionee's termination of employment and (ii) the Expiration Date.

                4. If the Optionee's employment with the Company is terminated by the Company for Cause, the Option shall terminate automatically on the effective date of the Optionee's termination of employment.


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                5.      If the Optionee dies during the period set forth in
                        Section 2.2(b) following termination of employment for a reason other than Cause, or during the period set forth in Section 2.2(c) following termination of employment by reason of Disability, the Option may thereafter be exercised by the Optionee's Legal Representative, to the extent it is exercisable at the time of death, until and including the earlier to occur of (i) the date which is one year after the date of death and (ii) the Expiration Date.

                6. If the Optionee breaches a covenant set forth in any employment, noncompetition, nonsolicitation, confidentiality, inventions or similar agreement between the Optionee and the Company (an "Employment Agreement") at any time, the Option shall terminate automatically upon such breach.

3. Method of Exercise. Subject to the limitations set forth in this Agreement, the Option may be exercised by the Optionee (i) by giving written notice to the Company specifying the number of whole shares of Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company's satisfaction) either
        (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of Mature Shares having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise (if the Common Stock has been registered under the Exchange Act and is publicly traded) or (D) a combination of (A), (B) and (C), and (ii) by executing such documents as the Company may reasonably request. The Company shall have sole discretion to disapprove of an election pursuant to any of clauses (B) - (D). Any fraction of a share of Stock, which would be required to pay such purchase price, shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing Stock shall be delivered until the full purchase price therefor has been paid (or arrangement made for such payment to the Company's satisfaction).

4. Termination of Option. In no event may the Option be exercised after it terminates as set forth in this Section 2.4. The Option shall terminate, to the extent not exercised pursuant to Section 2.3 or earlier terminated pursuant to Section 2.2, on the Expiration Date.

5.      Additional Terms and Conditions of the Option.

        A. Nontransferability of Option. The Option may not be transferred by the Optionee other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, during the Optionee's lifetime the Option is exercisable only by the Optionee or the Optionee's Legal Representative. Except to the extent permitted by the foregoing, the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option shall be null and void.

        B. Investment Representation. The Optionee hereby represents and covenants that (a) any share of Stock purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), unless such purchase has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any


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                such shares shall be made either pursuant to an effective
                registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Optionee shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of purchase of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to any exercise of the Option, the Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Administrator shall in its sole discretion deem necessary or advisable.

        C.      Withholding Taxes.

                1. As a condition precedent to the delivery of Stock upon exercise of the Option, the Optionee shall, upon request by the Company, pay to the Company in addition to the purchase price of the shares, such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the "Required Tax Payments") with respect to such exercise of the Option. If the Optionee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Optionee.

                2. The Optionee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company pursuant to Section 3.3(a), (2) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of Mature Shares (held at least six months by Optionee) having an aggregate Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Option (the "Tax Date"), equal to the Required Tax Payments, (3) authorizing the Company to withhold whole shares of Stock which would otherwise be delivered to the Optionee upon exercise of the Option having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (4) a cash payment by a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise (if the Stock has been registered under the Exchange Act and is publicly traded) or (5) any combination of (1), (2), (3) and (4). The Company shall have sole discretion to disapprove of an election pursuant to any of clauses (2)-(5). Shares of Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Stock, which would be required to satisfy any such obligation, shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing a share of Stock shall be delivered until the Required Tax Payments have been satisfied in full.

        D. Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Stock other than a regular cash dividend, the number and class of securities subject to the Option and the purchase price per security shall be appropriately adjusted by the


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                Administrator without an increase in the aggregate purchase price. If any adjustment would result in a fractional security being subject to the Option, the Company shall pay the Optionee, in connection with the first exercise of the Option occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the exercise date over (B) the exercise price of the Option. The decision of the Administrator regarding any such adjustment shall be final, binding and conclusive.

        E. Corporate Transaction. In the event of a Corporate Transaction, the Board (as constituted immediately prior to such Corporate Transaction) may, in its discretion:

                1. require the substitution for each share of Stock subject to the Option the number and class of shares, if any, into which each outstanding share of Common Stock shall be converted pursuant to such Corporate Transaction. In the event of any such substitution, the Exercise Price shall be appropriately adjusted by the Administrator, such adjustment to be made without an increase in the aggregate purchase price; or

                2. require the Option to be surrendered to the Company by the Optionee, and to be immediately cancelled by the Company, and to provide for the Optionee to receive either (i) a cash payment in an amount not less than the number of shares of Stock then subject to the Option, whether or not the Option is then exercisable with respect to such shares, multiplied by the excess, if any, of the greater of (A) the highest per share price offered to holders of Common Stock in any transaction whereby the Corporate Transaction takes place or (B) the Fair Market Value of a share of Common Stock on the date of occurrence of the Corporate Transaction, over the Exercise Price or (ii) shares of stock into which each outstanding share of Common Stock shall be converted pursuant to such Corporate Transaction having a Fair Market Value not less than the amount determined under clause (i) above.

        F. Compliance with Applicable Law. The Option is subject to the condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or delivery of shares hereunder, the Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company.

        G. Delivery of Certificates. Upon the exercise of the Option, in whole or in part, the Company shall deliver or cause to be delivered one or more certificates representing the number of shares purchased against full payment therefor. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 3.3.

        H. Option Confers No Rights as Stockholder. The Optionee shall not be entitled to any privileges of ownership with respect to shares of Stock subject to the Option unless and until purchased and delivered upon the exercise of the Option, in whole or in part, and the Optionee becomes a stockholder of record with respect to delivered shares; and the Optionee shall not be considered a stockholder of the Company with respect to any such shares not so purchased and delivered. Notwithstanding any provision of the Plan or this


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                Agreement, the Optionee shall be subject to and bound by all provisions of each other agreement between the Company and the Optionee.

        I. Option Confers No Rights to Continued Employment. In no event shall the granting of the Option or its acceptance by the Optionee give or be deemed to give the Optionee any right to continued employment by the Company or any affiliate of the Company.

        J. Designation as Nonqualified Stock Option. The Option is hereby designated as not constituting an "incentive stock option" within the meaning of section 422 of the Code. This Agreement shall be interpreted and treated consistently with such designation.

        K. Company to Reserve Shares. The Company shall at all times prior to the expiration or termination of the Option reserve and keep available, either in its treasury or out of its authorized but unissued shares of Stock, the full number of shares subject to the Option from time to time.

        L.      Miscellaneous Provisions.

                1. Decisions of Administrator. The Administrator shall have the right to resolve all questions, which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Administrator regarding the Plan or this Agreement shall be final, binding and conclusive.

                2.      Meaning of Certain Terms.

                        As used herein, references to employment shall mean an agency or independent contractor relationship and references to employment by the Company shall also mean employment by a Subsidiary.

                        References in this Agreement to sections of the Code shall be deemed to refer to any successor section of the Code or any successor internal revenue law.

                        As used herein, the term "Legal Representative" shall include an executor, administrator, legal representative, guardian or similar person.

                3. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors for the Company and any person or persons who shall, upon the death of the Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.

                4. Notices. All notices, requests or other communication provided for in this Agreement shall be made, if to the Company, to THQ Inc., 27001 Agoura Road, Suite 325, Calabasas Hills, California 91301, and if to the Optionee, to the last known mailing address of the Optionee contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by mailing in the United States mail, return receipt requested, to the last known address of the party entitled thereto or (c) by express courier service, with a signature of the recipient required. The notice, request or other communication shall be deemed to be received upon personal delivery, or upon receipt by the party entitled thereto if by United States mail or express courier


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                        service; provided, however, that if a notice, request or
                        other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

                5. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

                6. Governing Law. This Agreement, the Option and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

                7. Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan, and shall be interpreted in accordance therewith. The Optionee hereby acknowledges receipt of a copy of the Plan.

                8. Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.



                                           THQ INC.



                                           By:
                                              --------------------------------
                                              Name:
                                              Title:


Accepted this _______ day of
___________________, 200_


--------------------------------
          Optionee


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